     CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     We have issued our report dated February 24, 2023, accompanying the financial statements of Investment Grade Municipal Trust, 20+ Year Series 195 (included in Invesco Unit Trusts, Municipal Series 1352) as of October 31, 2022, and for the period from December 3, 2020 (date of deposit) through October 31, 2021 and for the year ended October 31, 2022, and the financial highlights for the period from December 3, 2020 (date of deposit) through October 31, 2021 and for the year ended October 31, 2022, contained in this Post-Effective Amendment No. 2 to Form S-6 (File No. 333-250173) and Prospectus.

     We hereby consent to the use of the aforementioned report in this Post-Effective Amendment and Prospectus and to the use of our name as it appears under the caption "Other Matters-Independent Registered Public Accounting Firm".

/s/ GRANT THORNTON LLP

New York, New York
February 24, 2023